Exhibit 99.1

Contact:                 Chip Wochomurka
Investor Relations
(615) 614-4493
chip.wochomurka@healthways.com

HEALTHWAYS ANNOUNCES ELECTION OF
CHAIRMAN OF THE BOARD, JOHN BALLANTINE
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Board of Directors Appoints Thomas Cigarran as Chairman Emeritus

NASHVILLE, Tenn. (May 31, 2011) – Healthways, Inc. (NASDAQ: HWAY) today announced the election of John Ballantine as the Chairman of the Board of Directors of the Company. Mr. Ballantine has been a member of the Healthways’ Board since 2003 and has served on the Compensation Committee, the Nominating and Corporate Governance Committee and most recently as the Chairman of the Audit Committee. He previously served as Executive Vice President and Chief Risk Management Officer of First Chicago NBD Corporation. Mr. Ballantine also serves as a director of DWS Funds, Portland General Electric and as a member of the Executive Network advisory board of Glencoe Capital, a private equity firm.

Thomas Cigarran, a founder of Healthways and Chairman of the Board of Directors since 1988, chose not to seek re-election as Chairman. He will continue to serve as a director of Healthways and has been appointed Chairman Emeritus by the Board of Directors. Mr. Cigarran continues to serve as a director of AmSurg Corp. and as Chairman of the Nashville Predators of the National Hockey League.

Ben R. Leedle, Jr., president and chief executive officer of Healthways, remarked, “We are excited and proud to have John as our Board Chairman. His capabilities and expertise have been clearly demonstrated in his various leadership and board positions. We have come to deeply value his counsel and judgment and look forward to his leadership of our Board.”

About Healthways
Healthways is the leading provider of specialized, comprehensive solutions to help millions of people maintain or improve their health and well-being and, as a result, reduce overall costs.  Healthways' solutions are designed to help healthy individuals stay healthy, mitigate or eliminate lifestyle risk factors that can lead to disease and optimize care for those with chronic illness.  Our proven, evidence-based programs provide highly specific and personalized interventions for each individual in a population, irrespective of age or health status, and are delivered to consumers by phone, mail, internet and face-to-face interactions, both domestically and internationally.  Healthways also provides a national, fully accredited complementary and alternative Health Provider Network and a national Fitness Center Network, offering convenient access to individuals who seek health services outside of, and in conjunction with, the traditional healthcare system.  For more information, please visit www.healthways.com.

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